Commonwealth Industries, Inc.
                        Computation of Net Income Per Share
                       (in thousands except per share data)
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

Three months ended March 31,                                                            1998        1997
Income (numerator) amounts used for basic and diluted per share computations:
Net income                                                                               $ 2,794     $ 2,168
                                                                                    =============  ==========

Shares (denominator) used for basic per share computations:
Weighted average shares of common stock outstanding                                       15,947      10,206
                                                                                    =============  ==========

Shares (denominator) used for diluted per share computations:
Weighted average shares of common stock outstanding                                       15,947      10,206
Plus: dilutive effect of stock options                                                         9          34
                                                                                    -------------  ----------
Adjusted weighted average shares                                                          15,956      10,240
                                                                                    =============  ==========

Net income per share data:
    Basic and diluted                                                                     $ 0.18      $ 0.21
                                                                                    =============  ==========
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